SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) April 18, 2000
                                  --------------




                           GENERAL MOTORS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




   300 Renaissance Center, Detroit, Michigan                 48265-3000
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

ITEM 5. OTHER EVENTS

      On April 18, 2001, a news release was issued on the subject of first quarter consolidated earnings for General Motors Corporation (GM). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of GM's Quarterly Report on Form 10-Q. The following is the first quarter earnings release for GM, and their subsidiary Hughes Electronics Corporation's (Hughes) earnings release dated April 17, 2001.


         GM EARNS $225 MILLION, OR $0.50 PER SHARE, IN FIRST QUARTER

     DETROIT -- General Motors Corp. (NYSE: GM) today reported that it earned $225 million, or $0.50 diluted earnings per share, in the first quarter of 2001 -- excluding special items -- on revenues of $42.6 billion. The results exclude the $12 million, or $0.03 per share, favorable effect of the initial adoption of an accounting change (SFAS No. 133) relating to the treatment of derivatives. Including the accounting change, GM's first-quarter 2001 income totaled $237 million, or $0.53 per share.

     GM's first-quarter performance, although better than expected, was down significantly from the record $2.80 per share in the first quarter of 2000 on net income of $1.8 billion and revenues totaling $46.9 billion.

     GM financial results described throughout the remainder of this release exclude the special item relating to SFAS No. 133 unless otherwise noted.

     "Our first-quarter performance was better than expected, considering significantly reduced production volumes in North America," said GM Chairman Jack Smith. "While the economic and competitive environment is challenging, we remain focused on our key customer and business priorities."

     GM President and Chief Executive Officer Rick Wagoner said, "The entire GM organization is moving fast to bring new products to market, grow our business, and improve our financial performance. We are committed to doing even better by aggressively attacking costs while we focus on bringing innovative new products and services to markets around the world."

     Strong first-quarter earnings at General Motors Acceptance Corp. (GMAC) and lower costs in the North American automotive business only partially offset the effect of lower vehicle sales and intense pricing pressures in North America and Europe.

     GMAC earnings of $431 million in the first quarter reflected lower interest rates and increased wholesale business, partially offset by weaker vehicle-residual values. Mortgage operations also continued to perform very strongly in this period.

     The significant decline in automotive earnings versus last year's first quarter are attributable primarily to North America and Europe. GM North America's (GMNA) income was $120 million in the first quarter of 2001, down more than $1.1 billion from the same period last year, as net price fell 1.0 percent and vehicle sales to dealers fell by more than 300,000 units, reflecting significant first-quarter production cuts designed to reduce dealer inventories.

     "Continued progress in reducing costs helped offset the nearly 20-percent reduction in North American production volume. Our dealer inventory levels are much improved compared with levels at the end of last year," Wagoner said. "Our U.S. and North American market share was stable in the first quarter and up from the fourth quarter of 2000. While the North American industry volume is down compared with the record highs of last year, we are still seeing a lot of underlying strength in demand. As we continue to roll out new products and expand industry-leading services such as OnStar, we are focused on growing our market share and our revenue base."

     GM Europe (GME) lost $86 million during the first quarter, down significantly from a profit of $221 million in the same quarter last year. Results were primarily affected by lower volume, continued pricing pressures, particularly in the United Kingdom, a shift in demand to smaller, lower-profit vehicles, and unfavorable country mix. While vehicle deliveries were down in line with the overall industry, GME's market share increased slightly during the quarter, and Opel/Vauxhall was the number-one brand for passenger-car sales in Western and Central Europe in the month of March. "We've taken tough actions to restructure our European operations, but the market is proving to be weaker than expected. We are focusing intensely on our new product introductions to strengthen our brands, and we are pushing even harder to reduce costs to meet the pricing challenges in this demanding market," Wagoner said.

     GM's Latin America/Africa/Mid-East (GMLAAM) region increased its profitability to $6 million in the first quarter of 2001, primarily from improved volume. The Asia Pacific (GMAP) region had a loss of $20 million in the first quarter, which was more than accounted for by losses at GM's affiliate Isuzu.

     Hughes' net loss of $96 million in the first quarter of 2001 was related primarily to the continued growth of DIRECTV. Hughes added 441,000 net new DIRECTV subscribers in the first quarter, bringing the total subscriber base to
11.2 million.

                                  LOOKING AHEAD

     General Motors continues to expect that total U.S. vehicle sales in calendar-year 2001 will be about 16.5 million units.

    While there are considerable uncertainties in the economic environment, the present consensus among automotive analysts that GM is expected to earn approximately $0.95 per share for the second quarter of 2001 is consistent with GM's internal expectations.

    "We have a number of major  vehicle  introductions  this year in key  market
segments   throughout  the  world  as  we  continue  to  strengthen  our  global portfolio," Wagoner said.

    Key new products in North America include the Chevrolet Avalanche; the Chevrolet Trailblazer, GMC Envoy and Oldsmobile Bravada midsize sport utilities; the Cadillac Escalade and Escalade EXT; Buick Rendezvous, and the Saturn VUE.

    In Europe, the new Corsa and Zafira offerings, Astra convertible, Speedster, Vivaro commercial van, and improved availability of diesel engines are important for building market momentum.

    In Latin America, the Chevrolet Zafira and Grand Vitara are new entries, joining the Celta, which was introduced last year.

    The Buick Sail, the third distinct model from the Shanghai GM joint venture, and the Chevrolet Blazer and the S-10 crewcab pickups, which will be produced by the Jinbei GM joint venture, are important entries in this key growth market.

    The Zafira was recently introduced in Asia and is produced at GM's Thailand plant. GM will begin production in September of a small Chevrolet 4X4 lifestyle vehicle at Suzuki's Kosai plant in Japan. That vehicle will initially be sold in Japan and Australia.


                                    # # #

   In this press release and related comments by General Motors management, our use of the words "expect," "anticipate," "estimate," "forecast," "objective," "plan," "goal" and similar expressions is intended to identify forward looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described in GM's most recent report on SEC Form 10-K (at page II-10,11) which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: changes in economic conditions, currency exchange rates or political stability; shortages of fuel, labor strikes or work stoppages; market acceptance of the corporation's new products; significant changes in the competitive environment; changes in laws, regulations and tax rates; and, the ability of the corporation to achieve reductions in cost and employment levels to realize production efficiencies and implement capital expenditures at levels and times planned by management.



                                 * * * * * *

                           General Motors Corporation
                      Adjusted Corporate Financial Results

                                               First Quarter
                                               -------------
                                            2001(1)        2000
                                            ----           ----

   Total net sales and
     revenues ($Mil's)                   $42,623        $46,858

   Consolidated net income ($Mil's)         $225         $1,783

   Net margin from consolidated
     net income                              0.5%           3.8%

   GM $1-2/3 par value earnings
     per share
     Basic EPS                             $0.51          $2.88
     Diluted EPS                           $0.50          $2.80

   GM Class H earnings per share (2)
     Basic EPS                            $(0.09)        $(0.08)
     Diluted EPS                          $(0.09)        $(0.08)

   Return on net assets (RONA) for
     continuing operations
     excluding Hughes                        5.1%          15.9%

   Earnings attributable to GM $1-2/3 par
     value ($Mil's)
     Consolidated net income                $225         $1,783
     Preferred dividends                     (28)           (29)
     Losses attributable to GM Class H        81             32
                                             ---          -----
      Total earnings attributable to
        GM $1-2/3 par value                 $278         $1,786
                                             ===          =====

   GM $1-2/3 par value average shares
     outstanding (Mil's)
     Basic shares                            548            620
     Diluted shares                          554            637

   Cash dividends per share of
     common stocks
     GM $1-2/3 par value                   $0.50          $0.50
     GM Class H                                -              -

   Book value per share of common
     stocks at March 31
     GM $1-2/3 par value                  $38.23         $29.42
     GM Class H (2)                        $7.65          $5.88

   Total cash at March 31 ($Bil's) (3)     $10.9          $13.4

   Automotive, Communications Services,
     and Other Operations ($Mil's)
     Depreciation                         $1,031           $990
     Amortization of special tools           565            654
     Amortization of intangible assets        73             71
                                           -----          -----
      Total                               $1,669         $1,715
                                           =====          =====

   See footnotes on page 9.

                           General Motors Corporation
                       Adjusted Segment Financial Results

                                               First Quarter
                                               -------------
                                            2001(1)        2000
                                             ----           ----
   (Dollars in millions)
   Total net sales and revenues
     GMNA                                $25,106        $29,244
     GME                                   6,268          6,834
     GMLAAM                                1,395          1,390
     GMAP                                  1,010            863
                                          ------         ------
      Total GMA                           33,779         38,331
     Hughes                                1,917          2,118
     Other                                   468            746
                                          ------         ------
      Total ACO                           36,164         41,195
                                          ------         ------
     GMAC                                  6,377          5,621
     Other Financing                          82             42
                                          ------         ------
      Total FIO                            6,459          5,663
                                          ------         ------
        Consolidated net sales
         and revenues                    $42,623        $46,858
                                          ======         ======

   Pre-tax income (loss)
     GMNA                                   $216         $1,923
     GME                                    (153)           349
     GMLAAM                                    8            (36)
     GMAP                                      -             27
                                             ---          -----
      Total GMA                               71          2,263
     Hughes (4)                             (152)          (208)
     Other                                  (146)           (43)
                                             ---          -----
      Total ACO                             (227)         2,012
                                             ---          -----
     GMAC                                    718            632
     Other Financing                         (14)           (12)
                                            ----          -----
      Total FIO                              704            620
                                            ----          -----
        Consolidated pre-tax income         $477         $2,632
                                             ===          =====

   Net income (loss)
     GMNA                                   $120         $1,289
     GME                                     (86)           221
     GMLAAM                                    6              1
     GMAP                                    (20)             7
                                              --          -----
      Total GMA                               20          1,518
     Hughes (4)(5)                           (96)           (77)
     Other                                  (119)           (36)
                                             ---          -----
      Total ACO                             (195)         1,405
                                             ---          -----
     GMAC                                    431            397
     Other Financing                         (11)           (19)
                                             ---          -----
      Total FIO                              420            378
                                             ---          -----
        Consolidated net income             $225         $1,783
                                             ===          =====



   See footnotes on page 9.

                           General Motors Corporation
             Supplementary Adjusted Segment Financial Results

                                               First Quarter
                                               -------------
                                            2001(1)        2000
                                            ----           ----
   (Dollars in millions)
   Income tax expense (benefit)
     GMNA                                    $65           $615
     GME                                     (64)           130
     GMLAAM                                    2            (23)
     GMAP                                     (2)            10
                                              --            ---
        Total GMA                             $1           $732
                                               =            ===

   Equity income (loss) and
     minority interests
     GMNA                                   $(31)          $(19)
     GME                                       3              2
     GMLAAM                                    -             14
     GMAP                                    (22)           (10)
                                              --             --
        Total GMA                           $(50)          $(13)
                                             ===            ===

   Effective income tax rate
     GMNA                                   30.1%          32.0%
     GME                                    41.8%          37.2%
     GMLAAM                                 25.0%          63.9%
     GMAP                                    N/A           37.0%

   Net margins
     GMNA                                    0.5%           4.4%
     GME                                    (1.4%)          3.2%
     GMLAAM                                  0.4%           0.1%
     GMAP                                   (2.0%)          0.8%
     Total GMA                               0.1%           4.0%
     Hughes                                 (5.0%)         (3.6%)
     Total ACO                              (0.5%)          3.4%
     GMAC                                    6.8%           7.1%
     Consolidated net income                 0.5%           3.8%

   See footnotes on page 9.

                           General Motors Corporation
                              Operating Statistics

                                               First Quarter
                                               -------------
                                            2001           2000
                                            ----           ----
   (units in thousands)
   Worldwide Wholesale Sales
     United States - Cars                    507            622
     United States - Trucks                  567            674
                                           -----          -----
        Total United States                1,074          1,296
     Canada, Mexico, and Other               151            193
                                           -----          -----
        Total GMNA                         1,225          1,489
     GME                                     468            499
     GMLAAM                                  159            135
     GMAP                                    139            116
                                           -----          -----
        Total Worldwide                    1,991          2,239
                                           =====          =====
   Vehicle Unit Deliveries
     Chevrolet - Cars                        232            233
     Chevrolet - Trucks                      422            453
     Pontiac                                 138            155
     GMC                                     125            139
     Buick                                    86            103
     Oldsmobile                               77             77
     Saturn                                   66             64
     Cadillac                                 38             52
     Other                                    12              7
                                           -----          -----
        Total United States                1,196          1,283
     Canada, Mexico, and Other               164            157
                                           -----          -----
        Total GMNA                         1,360          1,440
     GME                                     496            522
     GMLAAM                                  163            138
     GMAP                                    125            111
                                           -----          -----
        Total Worldwide                    2,144          2,211
                                           =====          =====

   Market Share
     United States - Cars                   28.9%          28.9%
     United States - Trucks                 28.0%          28.2%
        Total United States                 28.4%          28.6%
     Total North America                    28.0%          28.1%
     Total Europe                            9.6%           9.4%
     Latin America (6)                      21.5%          19.5%
     Asia and Pacific                        3.8%           3.3%
        Total Worldwide                     14.9%          14.8%

   U.S. Retail/Fleet Mix
     % Fleet Sales - Cars                   33.0%          29.0%
     % Fleet Sales - Trucks                 14.0%          15.1%
      Total Vehicles                        23.6%          22.1%

   Retail Lease as % of Retail Sales
     Total Smartlease and Smartbuy          16.5%          28.5%

   Days Supply of Inventory at March 31
     United States - Cars                     75             82
     United States - Trucks                  100             86

   Capacity Utilization
     U.S. and Canada (2 shift rated)        69.6%          87.9%

   GMNA Net Price                           (1.0%)         (0.7%)

   See footnotes on page 9.

                           General Motors Corporation
                              Operating Statistics

                                               First Quarter
                                               -------------
                                            2001           2000
                                            ----           ----

   GMAC's U.S. Cost of Borrowing            6.36%          6.32%

   Current Debt Spreads Over U.S.
     Treasuries
     2 Year                                  145 bp          79 bp
     5 Year                                  180 bp         122 bp
     10 Year                                 210 bp         169 bp

   Worldwide Employment at
     March 31 (in 000's)
     United States Hourly                    130            135
     United States Salary                     43             44
                                             ---            ---
        Total United States                  173            179
     Canada, Mexico, and Other                35             35
                                             ---            ---
     GMNA                                    208            214
     GME                                      79             90
     GMLAAM                                   23             23
     GMAP                                     11             11
     Hughes                                   10             18
     GMAC                                     28             26
     Other                                    13             13
                                             ---            ---
      Total                                  372            395
                                             ===            ===

   Worldwide Payrolls ($Mil's)            $5,002         $5,543

   Footnotes:
   ---------
(1) The Q1 2001 adjusted amounts represent the reported amounts less the net impact from initially adopting SFAS No. 133, Accounting for Derivatives and Hedging Activities as follows ($Mil's):



                                  Income (Expense)
                                Pre-Tax After-Tax
                              -------     ---------
            GMNA               $(23)        $(14)
            GME                   4            2
            GMLAAM               (2)          (1)
            GMAP                 (1)          (1)
                                 --           --
             Total GMA          (22)         (14)
            Hughes              (13)          (8)
                                 --           --
             Total ACO          (35)         (22)
            GMAC                 62           34
                                 --           --
             Total Consolidated $27          $12
                                 ==           ==

(2) The 2000 GM Class H common stock earnings per share and book value per share amounts have been adjusted to reflect the three-for-one stock split, in the form of a 200% stock dividend, paid on June 30, 2000.

(3) Represents total cash for Automotive, Communications Services, and Other Operations which includes cash and marketable securities, as well as $3.0 billion invested in short-term fixed income securities of the Corporation's Voluntary Employees' Beneficiary Association Trust.

(4) Excludes the effects of purchase accounting adjustments related to General Motors' acquisition of Hughes in 1985.

(5)  Excludes Hughes Series A Preferred Stock dividends payable to General
     Motors.

(6)  Latin America excludes the Middle East and Africa.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                          Three Months Ended
                                                               March 31,
                                                               ---------
                                                          2001          2000
                                                          ----          ----
                                                         (dollars in millions
                                                       except per share amounts)

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Total net sales and revenues                           $42,615       $46,858
                                                        ------        ------
Cost of sales and other expenses                        34,510        37,141
Selling, general, and administrative expenses            5,390         4,857
Interest expense                                         2,211         2,228
                                                       -------       -------
  Total costs and expenses                              42,111        44,226
                                                        ------        ------
Income before income taxes and minority interests          504         2,632
Income tax expense                                         208           783
Equity income/(loss) and minority interests                (59)          (66)
                                                          ----       --------
  Net income                                               237         1,783
Dividends on preference stocks                             (28)          (29)
                                                          ----       -------
  Earnings attributable to common stocks                  $209        $1,754
                                                           ===         =====

Basic earnings (losses) per share
  attributable to common stocks
Earnings per share attributable to
  $1-2/3 par value                                       $0.54         $2.88
                                                          ====          ====
Earnings per share attributable to Class H              $(0.10)       $(0.08)
                                                          ====          ====

Earnings (losses) per share attributable to
  common stocks assuming dilution
Earnings per share attributable to $1-2/3 par value      $0.53         $2.80
                                                          ====          ====
Earnings per share attributable to Class H              $(0.10)       $(0.08)
                                                          ====          ====

                CONSOLIDATED STATEMENTS OF INCOME - concluded
                                   (Unaudited)
                                                          Three Months Ended
                                                               March 31,
                                                               ---------
                                                          2001          2000
                                                          ----          ----
                                                         (dollars in millions)

AUTOMOTIVE, COMMUNICATIONS SERVICES, AND OTHER OPERATIONS

Total net sales and revenues                           $36,164       $41,195
                                                        ------        ------
Cost of sales and other expenses                        32,494        35,321
Selling, general, and administrative expenses            3,639         3,507
                                                       -------       -------
  Total costs and expenses                              36,133        38,828
                                                        ------        ------
Interest expense                                           162           216
Net expense from transactions with
  Financing and Insurance Operations                       131           139
                                                           ---        ------
Income/(loss) before income taxes and
  minority interests                                      (262)        2,012
Income tax (benefit) expense                               (81)          542
Equity income/(loss) and minority interests                (36)          (65)
                                                          ----       --------
  Net income/(loss) - Automotive, Communications
    Services, and Other Operations                       $(217)       $1,405
                                                           ===         =====


                                                          Three Months Ended
                                                               March 31,
                                                               ---------
                                                          2001          2000
                                                          ----          ----
                                                         (dollars in millions)
FINANCING AND INSURANCE OPERATIONS

Total revenues                                          $6,451        $5,663
                                                         -----         -----

Interest expense                                         2,049         2,012
Depreciation and amortization expense                    1,509         1,523
Operating and other expenses                             1,717         1,306
Provisions for financing and insurance losses              541           341
                                                        ------        ------
  Total costs and expenses                               5,816         5,182
                                                         -----         -----
Net income from transactions with Automotive,
  Communications Services, and Other Operations           (131)         (139)
                                                           ----          ---
Income before income taxes and minority interests          766           620
Income tax expense                                         289           241
Equity income/(loss) and minority interests                (23)           (1)
                                                          ----         -----
  Net income - Financing and Insurance Operations         $454          $378
                                                           ===           ===

                           CONSOLIDATED BALANCE SHEETS

                                              Mar. 31,               Mar. 31,
                                                2001       Dec. 31,    2000
GENERAL MOTORS CORPORATION AND SUBSIDIARIES  (Unaudited)    2000    (Unaudited)
                                              ---------     ----    ----------
                      ASSETS                        (dollars in millions)
Automotive, Communications Services,
  and Other Operations
Cash and cash equivalents                      $7,445      $9,119     $8,497
Marketable securities                             455       1,161      1,948
                                               ------     -------    -------
  Total cash and marketable securities          7,900      10,280     10,445
Accounts and notes receivable
  (less allowances)                             6,264       5,835      5,552
Inventories (less allowances)                  11,885      10,945     12,028
Equipment on operating leases (less
  accumulated depreciation)                     5,365       5,699      5,963
Deferred income taxes and other current assets  8,421       8,388      9,491
                                              -------     -------    -------
  Total current assets                         39,835      41,147     43,479
Equity in net assets of nonconsolidated
  associates                                    4,271       3,497      2,158
Property - net                                 34,081      33,977     33,177
Intangible assets - net                         7,563       7,622      8,808
Deferred income taxes                          14,806      14,870     15,100
Other assets                                   31,290      32,243     25,372
                                               ------      ------     ------
  Total Automotive, Communications Services,
    and Other Operations assets               131,846     133,356    128,094

Financing and Insurance Operations
Cash and cash equivalents                       6,209       1,165        910
Investments in securities                      10,107       9,595      9,016
Finance receivables - net                      87,845      92,415     84,581
Investment in leases and other receivables     36,386      36,752     37,350
Other assets                                   29,041      27,846     21,243
Net receivable from Automotive, Communications
   Services, and Other Operations               1,380       1,971      1,407
                                              -------     -------    -------
  Total Financing and Insurance
   Operations assets                          170,968     169,744    154,507
                                              -------     -------    -------
Total assets                                 $302,814    $303,100   $282,601
                                             ========    ========   ========

               LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive, Communications Services,
  and Other Operations
Accounts payable (principally trade)          $18,587     $18,309    $17,649
Loans payable                                   2,052       2,208      2,041
Accrued expenses                               33,861      33,252     33,214
Net payable to Financing and
  Insurance Operations                          1,380       1,971      1,407
                                               ------     -------    -------
  Total current liabilities                    55,880      55,740     54,311
Long-term debt                                  8,510       7,410      8,587
Postretirement benefits other than pensions    33,416      34,306     34,532
Pensions                                        3,386       3,480      3,395
Other liabilities and deferred income taxes    15,109      15,768     17,214
                                             --------    --------   --------
  Total Automotive, Communications Services,
    Other Operations liabilities              116,301     116,704    118,039
Financing and Insurance Operations
Accounts payable                                6,669       7,416      4,616
Debt                                          135,334     135,037    124,492
Other liabilities and deferred income taxes    14,366      12,922     12,202
                                             --------      ------   --------
  Total Financing and Insurance
    Operations liabilities                    156,369     155,375    141,310
Minority interests                                702       707          621
General Motors - obligated mandatorily
  redeemable preferred securities of
  subsidiary trusts holding solely junior
  subordinated debentures of General Motors
    Series D                                        -         -           79
    Series G                                      139       139          139
Stockholders' equity
$1-2/3 par value common stock
  (issued, 548,924,480; 548,181,757;
  and 621,602,927 shares)                         915       914        1,036
Class H common stock (issued, 875,728,294;
  875,286,559; and 415,537,836 shares)             88         88          14
Capital surplus (principally additional
  paid-in capital)                             21,105      21,020     14,031
Retained earnings                              10,053      10,119      8,404
                                               ------      ------    -------
    Subtotal                                   32,161      32,141     23,485
Accumulated foreign currency
  translation adjustments                      (2,992)     (2,502)    (2,115)
Net loss on derivatives                          (121)          -          -
Net unrealized gains on securities                300         581      1,164
Minimum pension liability adjustment              (45)        (45)      (121)
                                              -------    --------    -------
    Accumulated other comprehensive loss       (2,858)     (1,966)    (1,072)
                                              -------    --------    -------
      Total stockholders' equity               29,303    30,175       22,413
                                               ------  --------     --------
Total liabilities and stockholders' equity   $302,814  $303,100     $282,601
                                              =======   =======      =======



               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                     Three Months Ended March 31,
                                                     ----------------------------
                                                    2001                       2000
                                                    ----                       ----
                                         Automotive,    Financing    Automotive,    Financing
                                         Comm.Serv.        and       Comm.Serv.        and
                                         and Other      Insurance    and Other      Insurance
                                         ---------      ---------    ---------      ---------
                                                        (dollars in millions)
Net cash provided by (used in)
  operating activities                      $873          $(153)      $2,449          $3,655

Cash flows from investing activities
Expenditures for property                 (2,078)           (19)      (1,702)           (103)
Investments in marketable securities
  - acquisitions                            (279)        (7,225)        (970)         (5,858)
Investments in marketable securities
  - liquidations                             985          6,713          720           6,261
Mortgage servicing rights - acquisitions       -           (447)           -            (178)
Mortgage servicing rights - liquidations       -              -            -               -
Finance receivables - acquisitions             -        (50,804)           -         (51,978)
Finance receivables - liquidations             -         34,521            -          35,252
Proceeds from sales of finance receivables     -         19,968            -          12,248
Operating leases - acquisitions           (1,748)        (2,850)      (2,174)         (4,481)
Operating leases - liquidations            1,925          2,481        1,763           1,739
Investments in companies, net of
  cash acquired                             (548)          (116)        (154)              -
Net investing activity with Financing
  and Insurance Operations                     -              -         (998)              -
Other                                       (824)           503         (291)            437
                                          ------         ------       ------          ------
Net cash (used in) provided by
  investing activities                    (2,567)         2,725       (3,806)         (6,661)
                                          ------         ------       ------          ------
Cash flows from financing activities
Net decrease in loans payable               (156)       (16,857)         (25)           (564)
Long-term debt - borrowings                2,041         22,518        1,186           7,754
Long-term debt - repayments                 (947)        (3,770)      (1,033)         (4,577)
Net financing activity with
  Automotive, Communications
  Services, and Other Operations               -              -            -             998
Repurchases of common stocks                   -              -         (132)              -
Proceeds from issuing common stocks           33              -          156               -
Cash dividends paid to stockholders         (301)             -         (339)              -
                                             ---          -----          ---           -----
Net cash provided by (used in)
  financing activities                       670          1,891         (187)          3,611
                                             ---          -----          ---           -----
Effect of exchange rate changes on cash
  and cash equivalents                       (59)           (10)         (95)             (1)
Net transactions with Automotive/
  Financing Operations                      (591)           591          406            (406)
                                             ---            ---          ---             ---
Net (decrease) increase in cash and
  cash equivalents                        (1,674)         5,044       (1,233)            198
Cash and cash equivalents at
  beginning of the period                  9,119          1,165        9,730             712
                                           -----          -----        -----             ---
Cash and cash equivalents at
  end of the period                       $7,445         $6,209       $8,497            $910
                                           =====          =====        =====             ===

                                     * * *


                        Hughes Reports First Quarter 2001
                                Financial Results

                 DIRECTV U.S. Business Grows Revenue by 25%; EBITDA by 61%

      El Segundo, Calif., April 17, 2001 -- Hughes Electronics Corporation, a world-leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, today reported first quarter 2001 revenues increased 11.2% to $1,893.0 million, compared with $1,703.1 million in the first quarter of 2000. EBITDA1 for the quarter was $113.2 million and EBITDA margin1 was 6.0%, compared to EBITDA of $152.7 million and EBITDA margin of 9.0% in the first quarter of 2000.

     "Our DIRECTV U.S. business continues to be our primary growth driver," explained Michael T. Smith, HUGHES chairman and chief executive officer. "Despite uncertain economic conditions, we activated a record number of DIRECTV U.S. customers--on a gross basis--for the 14th consecutive quarter."

      Smith continued, "As a result, DIRECTV generated more than $1.3 billion in revenues in the quarter, an increase of 25% over the first quarter of 2000, and $50 million in EBITDA, a 61% improvement over the same period last year. DIRECTV Latin America also contributed to our growth with $165 million in revenues, a 45% increase over the previous year's first quarter."

      Smith added that the improved DIRECTV U.S. EBITDA in the quarter was more than offset by changes in sales and sales-type leases of PanAmSat satellite transponders, increased investment in Hughes Network Systems' (HNS) DirecPC(R) broadband business, and fewer sales of HNS' DIRECTV receiving systems.


      "Given the slowing economy, we believe it's prudent to adopt a cautious approach to growth at DIRECTV, while focusing even more on maximizing our returns," Smith continued. "As such, we will manage our subscriber acquisition costs (SAC) to ensure we maintain or increase our return on investment, redouble our efforts to minimize churn, and generate increasing EBITDA."


      HUGHES had a first quarter 2001 net loss of $105.3 million, compared to a net loss of $81.9 million in the same period of 2000. The decline was due to the reduced EBITDA and increased depreciation expense associated with PanAmSat's larger satellite fleet and the increased number of leased DIRECTV set-top boxes in Latin America, partially offset by the elimination of operating losses and one-time after-tax charges related to the discontinued DIRECTV Japan business.

                            Segment Financial Review

                            Direct-To-Home Broadcast

      First quarter revenues for the segment increased 26.9% to $1,489.9 million from $1,173.8 million in the first quarter of 2000. The segment had EBITDA of $6.0 million compared with negative EBITDA of $9.2 million in the first quarter of 2000.

      United States: DIRECTV reported quarterly revenues of $1,324 million, an increase of 25% from last year's first quarter revenues of $1,059 million. The increase was primarily due to continued strong subscriber growth.

      DIRECTV added 840,000 gross subscribers in the quarter. After accounting for expected churn, this resulted in net subscriber additions in the quarter of 340,000. As of March 31, 2001, DIRECTV had more than 9.8 million subscribers, representing an 18% increase over the 8.3 million customers attained as of March 31, 2000.

      EBITDA for the first quarter of 2001 was $50 million compared to EBITDA of $31 million in last year's first quarter. This increase was principally due to increased EBITDA resulting from the larger subscriber base, which more than offset the higher marketing costs associated with the record first quarter gross subscriber additions.

      Latin America: DIRECTV Latin America generated $165 million in revenues for the quarter compared with $114 million in the first quarter of 2000. This 45% increase was primarily due to continued strong subscriber growth.

      The DIRECTV service in Latin America added 101,000 net subscribers in the first quarter of 2001. The total number of DIRECTV subscribers in Latin America as of March 31, 2001 was just over 1.4 million, compared to 909,000 as of March 31, 2000.

      DIRECTV Latin America had negative EBITDA of $44 million in the quarter compared to negative EBITDA of $38 million in the same period of 2000. The change was primarily due to the impact of higher marketing expenses associated with the subscriber growth, which more than offset the increased EBITDA resulting from the larger subscriber base.

                               Satellite Services

      PanAmSat, which is 81%-owned by HUGHES, reported first quarter 2001 revenues of $205.2 million compared with $299.1 million in the prior year's period. The decrease was driven primarily by $94 million of first quarter 2000 outright sales and sales-type leases, for which there were no comparable sales in the first quarter 2001. While revenues from outright sales and sales-type leases represent substantial long-term commitments for PanAmSat services, virtually all of these revenues are recognized at service commencement. Revenues from operating lease agreements are recognized monthly over the term of the agreement. As a result, revenues from sales and sales-type lease transactions are subject to greater variation from period to period than revenues from operating leases.

      EBITDA for the quarter was $140.0 million, compared with first quarter 2000 EBITDA of $201.0 million. EBITDA margin in the first quarter of 2001 was 68.2%, compared to 67.2% in the same period of 2000. The decrease in EBITDA was principally due to the sales and sales-type leases executed in the first quarter 2000, and an increase in direct operating, and selling, general and administrative (SG&A) costs resulting from the company's continued fleet expansion, and increased investment in the new NET-36 initiative. Excluding the impact of new sales and sales-type leases and operating costs associated with NET-36 from both quarters, EBITDA was $147.5 million and EBITDA margin was 72% for the first quarter 2001, compared to EBITDA of $153.3 million and EBITDA margin of 75% in the first quarter 2000.

      As of March 31, 2001, PanAmSat had contracts for satellite services representing future payments (backlog) of approximately $6.2 billion compared to approximately $6.0 billion at the end of the fourth quarter of 2000. The increase was due primarily to new contracts with HBO, TBS, The WB Television Network and Warner Brothers Domestic Television Distribution services.

                                 Network Systems

      Hughes Network Systems (HNS) generated first quarter 2001 revenues of $248.2 million versus $364.5 million in the first quarter of 2000. The decline was principally due to lower sales of DIRECTV receiving equipment due primarily to the completion of the PRIMESTAR by DIRECTV conversion process in the third quarter of 2000. HNS shipped 252,000 DIRECTV receiver systems in the first quarter of 2001, compared to 980,000 units in the same period last year. HNS also introduced two new DIRECTV receivers during the quarter, one for high-definition television and the other featuring TiVo functionality.

      In the quarter, HNS had negative EBITDA of $38.3 million compared to EBITDA of $16.8 million in the first quarter of 2000. The decline in EBITDA is primarily attributable to lower shipments of and decreased manufacturing subsidies on DIRECTV receivers, and increased investment in DirecPC to grow its broadband subscriber base. In the quarter, DirecPC added nearly 11,000 net subscribers, bringing the cumulative total to approximately 62,000 broadband consumers in the United States.


      HNS booked over $200 million of new orders in its Enterprise business in the first quarter of 2001, a 17% increase from the same period a year ago. The increase in backlog was primarily attributable to a new service agreement with a major processor of debit and credit card transactions. HNS ended the first quarter with a backlog of more than $500 million in its Enterprise business.


                                  BALANCE SHEET

      From December 31, 2000 to March 31, 2001, the Company's consolidated cash balance increased $19.5 million to $1,527.6 million and total debt increased $379.5 million to $1,696.1 million.

      Hughes  Electronics  Corporation is a unit of General Motors  Corporation.
The  earnings  of  Hughes   Electronics  are  used  to  calculate  the  earnings
attributable to the General Motors Class H common stock (NYSE:GMH).

      A live webcast of HUGHES' first quarter 2001 earnings call will be available at the company's website at www.hughes.com. The call will begin at 2:00 p.m. ET, today. Investors are advised to allow 15 minutes prior to the call to register and download any necessary software. Following the completion of the call, the webcast will be archived on the Investor Relations portion of the HUGHES website. HUGHES invites reporters to participate in a listen-only mode on its first quarter 2001 analyst call at 2 p.m. ET today. The dial-in number is 719-457-2638 and the confirmation code is 471288.

      NOTE: Hughes Electronics Corporation believes that some of the foregoing statements may constitute forward-looking statements. When used in this report, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify such forward-looking statements and information. Important factors that may cause actual results of HUGHES to differ materially from the forward-looking statements in this report are set forth in the Form 10-Ks filed with the SEC by General Motors and HUGHES.

----------------------
1 EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.


                                       ###

CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)                           March 31,
                                                  2001            December 31,
ASSETS                                         (Unaudited)             2000
------------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                         $1,527.6          $1,508.1
Accounts and notes receivable                      1,347.9           1,253.0
Contracts in process                                 168.6             186.0
Inventories                                          431.5             338.0
Deferred income taxes                                 94.7              89.9
Prepaid expenses and other                           857.9             778.7
------------------------------------------------------------------------------

Total Current Assets                               4,428.2           4,153.7
Satellites, net                                    4,372.4           4,230.0
Property, net                                      1,748.5           1,707.8
Net Investment in Sales-type Leases                  202.3             221.1
Intangible Assets, net                             7,104.7           7,151.3
Investments and Other Assets                       1,386.3           1,815.4
------------------------------------------------------------------------------

Total Assets                                     $19,242.4         $19,279.3
==============================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
------------------------------------------------------------------------------
Current Liabilities
Accounts payable                                  $1,348.6          $1,224.2
Deferred revenues                                    136.6             137.6
Short-term borrowings and current
   portion of long-term debt                         382.9              24.6
Accrued liabilities and other                      1,188.0           1,304.5
------------------------------------------------------------------------------
Total Current Liabilities                          3,056.1           2,690.9
Long-Term Debt                                     1,313.2           1,292.0
Other Liabilities and Deferred Credits             1,646.2           1,647.3
Deferred Income Taxes                                666.3             769.3
Commitments and Contingencies
Minority Interests                                   524.2             553.7
Stockholder's Equity                              12,036.4          12,326.1
------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity       $19,242.4         $19,279.3
==============================================================================
Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)                                                   Three Months
                                                            Ended March 31,
                                                         -----------------------
                                                          2001           2000
--------------------------------------------------------------------------------
DIRECT-TO-HOME BROADCAST
Total Revenues                                         $ 1,489.9     $  1,173.8
EBITDA (1)                                             $     6.0     $     (9.2)
EBITDA Margin (1)                                            0.4%          N/A
Operating Loss                                         $  (145.5)    $   (126.0)
Depreciation and Amortization                          $   151.5     $    116.8
Capital Expenditures                                   $   127.6     $    168.0

--------------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                                         $   205.2     $    299.1
EBITDA (1)                                             $   140.0     $    201.0
EBITDA Margin (1)                                           68.2%          67.2%
Operating Profit                                       $    41.1     $    127.3
Operating Profit Margin                                     20.0%          42.6%
Depreciation and Amortization                          $    98.9     $     73.7
Capital Expenditures                                   $    67.2     $    158.0

--------------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                                         $   248.2     $    364.5
EBITDA (1)                                             $   (38.3)    $     16.8
EBITDA Margin (1)                                           N/A             4.6%
Operating Profit (Loss)                                $   (52.6)    $      0.1
Depreciation and Amortization                          $    14.3     $     16.7
Capital Expenditures                                   $   178.2     $     67.6

--------------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                                         $   (50.3)     $  (134.3)
EBITDA (1)                                             $     5.5      $   (55.9)
Operating Profit (Loss)                                $     4.5      $   (58.9)
Depreciation and Amortization                          $     1.0      $     3.0
Capital Expenditures                                   $   (21.8)     $    20.7
--------------------------------------------------------------------------------
TOTAL
Total Revenues                                         $  1,893.0     $ 1,703.1
EBITDA (1)                                             $    113.2     $   152.7
EBITDA Margin (1)                                            6.0%           9.0%
Operating Loss                                          $ (152.5)     $   (57.5)
Depreciation and Amortization                           $  265.7      $   210.2
Capital Expenditures                                    $  351.2      $   414.3

================================================================================
Certain 2000 amounts have been reclassified to conform to the 2001 presentation.

(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.

CONSOLIDATED STATEMENTS OF OPERATIONS AND
AVAILABLE SEPARATE CONSOLIDATED NET LOSS
(Dollars in Millions)
(Unaudited)                                                   Three Months
                                                            Ended March 31,
                                                          --------------------
                                                           2001        2000
------------------------------------------------------------------------------
Revenues
Direct broadcast, leasing and other services             $1,698.2    $1,472.4
Product sales                                               194.8       230.7
------------------------------------------------------------------------------
-----------
Total Revenues                                            1,893.0     1,703.1
------------------------------------------------------------------------------
Operating Costs and Expenses
Broadcast programming and other costs                       738.7       667.8
Cost of products sold                                       154.5       188.5
Selling, general and administrative expenses                886.6       694.1
Depreciation and amortization                               265.7       210.2
------------------------------------------------------------------------------
Total Operating Costs and Expenses                        2,045.5     1,760.6
------------------------------------------------------------------------------

Operating Loss                                             (152.5)      (57.5)

Interest income                                              23.8         3.9
Interest expense                                            (50.6)      (44.9)
Other, net                                                    7.2      (239.2)
------------------------------------------------------------------------------
Loss From Continuing Operations Before
     Income Taxes, Minority
     Interests and Cumulative
     Effect of Accounting Change                           (172.1)     (337.7)

Income tax benefit                                           49.9       221.8
Minority interests in net losses of subsidiaries             24.3         7.6
------------------------------------------------------------------------------

Loss from continuing operations
      before cumulative effect of
      accounting change                                     (97.9)     (108.3)
Income from discontinued operations, net of taxes               -        26.4
------------------------------------------------------------------------------

Loss before cumulative effect of accounting change          (97.9)      (81.9)
Cumulative effect of accounting change, net of taxes         (7.4)          -
------------------------------------------------------------------------------

Net Loss                                                   (105.3)      (81.9)

Adjustment to exclude the effect of
   GM purchase accounting                                     0.8         5.3
------------------------------------------------------------------------------

Loss Excluding the Effect of GM Purchase
   Accounting Adjustment                                   (104.5)      (76.6)

Preferred stock dividends                                   (24.1)      (24.7)
------------------------------------------------------------------------------

Loss Used for Computation of Available
   Separate Consolidated Net Loss                         $(128.6)    $(101.3)
==============================================================================

Available Separate Consolidated Net Loss
Average number of shares of
      General Motors Class H
      Common Stock outstanding
      (in millions) (Numerator)                             875.4       413.4
Average Class H dividend base
      (in millions) (Denominator)                         1,299.1     1,294.5
Available Separate Consolidated Net Loss                   $(86.7)     $(32.4)
==============================================================================

Certain 2000 amounts have been reclassified to conform to the 2001 presentation.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    Arpil 18, 2001
        -----------------
                                            By
                                            s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)